EXHIBIT 2.5

AMENDMENT NO. 3 TO
ASSET PURCHASE AGREEMENT

This Amendment No. 3 (this “Amendment”) to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated November 17, 2015, by and among PCM Sales, Inc., a California corporation and successor to Intelligent IT, Inc., a Delaware corporation (“U.S. Purchaser”), Acrodex Inc., an Alberta corporation (“Canadian Purchaser” and, together with U.S. Purchaser, “Purchaser”), PCM, Inc., a Delaware corporation and the ultimate parent of Purchaser (“PCM”), Systemax Inc., a Delaware corporation (“Systemax”), and TigerDirect, Inc., a Florida corporation, TigerDirect CA, Inc., a corporation organized under the laws of Ontario, Canada, Global Gov/Ed Solutions, Inc., a Delaware corporation, Infotel Distributors Inc., a Delaware corporation, Tek Serv Inc., a Delaware corporation, Global Computer Supplies, Inc., a New York corporation, SYX Distribution Inc., a Delaware corporation, SYX Services Inc., a Delaware corporation, SYX North American Tech Holdings, LLC, a Delaware limited liability company, Software Licensing Center, Inc., a Florida corporation, and Pocahontas Corp., a Delaware corporation (individually a “Seller” and collectively “Sellers”) is made and entered into as of February 14, 2016 by and among Purchaser, PCM, Systemax and Sellers. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

1. Amendment of Section 1.6(c). The reference to the date “February 15, 2016” set forth in the first sentence of Section 1.6(c) of the Agreement shall be deleted and replaced with “February 29, 2016.”

2. Continued Validity of Purchase Agreement. Except as specifically amended hereby, the Purchase Agreement shall remain in full force and effect as originally constituted.

3. Entire Agreement. This Amendment embodies the entire understanding between the parties with respect to the subject matter hereof and can be modified only by a written instrument executed by all parties.

4. Incorporation of Miscellaneous Provisions. This Amendment shall be subject to the miscellaneous provisions contained in Article 11 of the Purchase Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to Asset Purchase Agreement to be executed effective as of the date first written above.

PCM SALES, INC.		PCM, INC.

By:	/s/ Stephen Moss	By:	/s/ Frank Khulusi
Name:	Stephen Moss	Name:	Frank Khulusi
Title:	President	Title:	Chief Executive Officer

ACRODEX INC.		SYSTEMAX INC.

By:	/s/ Yasmin Jivraj	By:	/s/ Larry Reinhold
Name:	Yasmin Jivraj	Name:	Larry Reinhold
Title:	President	Title:	Chief Financial Officer

TIGERDIRECT, INC.		TEK SERV INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

TIGERDIRECT CA, INC.		GLOBAL COMPUTER SUPPLIES, INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

GLOBAL GOV/ED SOLUTIONS, INC.		SYX DISTRIBUTION INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

INFOTEL DISTRIBUTORS INC.		SYX NORTH AMERICAN TECH HOLDINGS, LLC

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

SYX SERVICES INC.		SOFTWARE LICENSING CENTER, INC.

By:	/s/ Larry Reinhold	By:	/s/ Larry Reinhold
Name:	Larry Reinhold	Name:	Larry Reinhold
Title:	President	Title:	President

POCAHONTAS CORP.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	President